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                                   EXHIBIT 5.1


                      [LETTERHEAD OF SULLIVAN & CROMWELL]


October 7, 2002


eBay Inc.,
2145 Hamilton Avenue,
San Jose, California  95125.

Ladies and Gentlemen:

           In connection with the registration under the Securities Act of 1933 (the "Act") of 2,511,459 shares (the "Securities") of Common Stock, par value $0.001 per share, of eBay Inc., a Delaware corporation (the "Company"), issuable upon the exercise of certain options granted pursuant to the Confinity, Inc. 1999 Stock Plan, as amended, the X.com Corporation 1999 Stock Plan and the PayPal, Inc. 2001 Equity Incentive Plan (collectively, the "Plans"), we, as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, when the registration statement relating to the Securities has become effective under the Act, the related options have been duly exercised in accordance with the Plans and the related option agreements, the exercise price therefor has been duly paid and the Securities have been issued upon the exercise of such options, the Securities will be validly issued, fully paid and nonassessable.

           The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

           We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

           We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Securities. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,


/s/ Sullivan & Cromwell